                                                                   EXHIBIT 10.14

                            JOINT VENTURE AGREEMENT


   THIS JOINT VENTURE AGREEMENT (as modified or amended from time to time, this "Agreement") is made this ____ day of January, 1996, by and between Henk J. Keilman and Jan Peter Kastelein (each individually a "JV Partner" and collectively the "JV Partners"), and MTC Telemanagement Corporation, a California corporation with offices in Petaluma, California, USA ("MTC") (the JV Partners and MTC collectively referred to hereinafter as the "Parties"), with reference to the following facts:

        A. MTC is in the business of developing, producing, and distributing unique, technology-based telecommunications products and services;

        B. The JV Partners are principals in Atlantic Telecom B.V., a Dutch corporation ("ATC"), which is engaged in the marketing, sales and installation of telecommunications products and services; and

        C. The Parties, desiring to establish a joint venture company under the laws of the Netherlands in order to actively market and sell such products and services in the Territory (defined below), entered into a Memorandum of Understanding, dated as of November 22, 1995, which set forth the general agreements of the Parties with respect to the joint venture.

        D. The Parties now have agreed to establish such joint venture company under the terms and conditions set forth below.


        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MTC and the JV Partners hereby agree as follows:


I.      DEFINITIONS

        A.      Defined Terms. The following definitions shall apply to this
                -------------
Agreement:

        "Affiliate Support Services" shall mean those services provided by the Corporation to any Master Affiliate Licensee or Sub-Affiliate, including, without limitation, services in connection with customer support, promotion, public relations, advertising, ESA support services, and billing services.

        "Agent" shall mean any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        "Authorized Signatory" shall have the meaning set forth in Section V.D.1 hereof.

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

        "Business Plan" shall mean the comprehensive business plan for the Corporation covering a period of at least three (3) years, a copy of which is attached hereto as Exhibit C.

        "Commercial Code" shall mean the laws of the Netherlands but only insofar as they relate to the organization and internal management of a corporation in the Netherlands.

        "Common Stock" shall have the meaning set forth in Section II.B. hereof.

        "Corporation" shall have the meaning set forth in Section II.A. hereof.

        "Disclosing Party" shall mean the Party furnishing Proprietary Information to any other Party.

        "Effective Date" shall mean the later of (i) the date first written above or (ii) the date on which this Agreement is executed by each Joint Venture Partner, the Chief Executive Officer of MTC and a Senior Vice President of MTC.

        "ESA" shall mean MTC's Extended System Access computer system.

        "Events of Default" shall have the meaning set forth in Section X.C. hereof.

        "Existing Affiliate" shall mean any Master Affiliate Licensee or Sub-Affiliate existing as of the date of this Agreement.

        "Existing Sales" shall have the meaning set forth in Section III.F.2. hereof.

        "JV Partner" shall have the meaning set forth in the preamble hereof.

        "Letters of Credit" shall mean the letters of credit issued for the benefit of MTC pursuant to Section II.E. hereof.

        "Majority Shareholders" shall mean, with respect to each class of Stock, the Shareholders holding more than fifty percent (50%) of such class of Stock.

        "Master Affiliate Licensees" shall mean the network of independent contractors located in the United States of America and around the world which enter into agreements with MTC and/or the Corporation to promote and market MTC Services.

        "MTC Customers" shall mean any customer of MTC, but shall specifically exclude any Subscribers.

"MTC Services" shall mean MTC's Communication Management Services offered by MTC to the Corporation from time to time, including, but not limited TO, incoming and outgoing international long distance telephone service, client services such as, but not limited to, billing sorts, formats,

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

master billing arrangements, and carrier services provided by MTC through OCCs, as the foregoing may be modified from time to time, and related Products.

        "New Affiliates" shall mean those entities which first become Master Affiliate Licensees or any Sub-Affiliate thereof following the Effective Date of this Agreement.

        "New Affiliate License Agreement" shall have the meaning set forth in
Section III.C. hereof.

        "OCC" shall mean other common carriers.

        "Party" shall mean either MTC or any JV Partner.

        "Products" shall mean communication products offered by MTC to the MTC Customers and/or Subscribers.

        "Proprietary Information" shall mean: (i) this Agreement and any amendment hereto; (ii) any and all technical information of the Disclosing Party including, without limitation, product data, methods of manufacture, technical processes, designs and design systems, inventions and research programs, trade "know-how", software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, secret processes, know-how, receipts, formulas, training material and technical data, any other similar information; (iii) any and all business information of or relating to the Disclosing Party that is not known to the general public including, without limitation, personnel information, employment records and policies, rates and rate tables, compensation schedules, pricing policies, credit and collections policies, operational methods, marketing plans and strategies, product development techniques or plans, new personnel acquisition plans, contract terms and conditions, affiliate lists and customer lists; (iv) any information disclosed to the Disclosing Party by a third party and designated as confidential; and (v) any other information designated as confidential by the Disclosing Party. Notwithstanding the foregoing, Proprietary Information shall not include information which: (a) has been published or otherwise come into the public domain through no fault of the Parties; (b) prior to disclosure is properly within the legitimate possession of the Receiving Party without obligation of confidentiality; (c) subsequent to disclosure is lawfully received from a third party having rights therein without restriction of the third party's right to disseminate such information and without notice of any restriction against its farther disclosure; (d) is independently developed without breach of any obligation of confidentiality through parties who have not had direct or indirect access to or knowledge of such Proprietary Information; or (e) is transmitted to the Receiving Party after the Disclosing Party has received written notice from the Receiving Party that it does not desire to receive further Proprietary Information.

        "Receiving Party" shall mean any Party receiving Proprietary Information from the Disclosing Party.

        "Sales Revenue" shall mean MTC billed revenue that is eligible for commission as determined by MTC.

        "Secondary Joint Venture" shall have the meaning set forth in Section III.C. hereof.

        "Secondary Joint Venture Agreement" shall mean, with respect to any Secondary Joint Venture established pursuant to the terms hereof, the joint venture agreement between MTC, the Corporation, and the Third Party.

        "Shareholders" shall mean each JV Partner and MTC and their permitted successors and assigns.

        "Stock" shall mean any capital stock issued by the Corporation as contemplated herein.

        "Sub-Affiliates" shall mean those independent contractor organizations which contract with Master Affiliate Licensees to promote and market MTC Services.

        "Subscribers" shall mean customers who are billed directly by the Corporation.

        "Territory" shall mean Belgium, the Netherlands, Luxembourg, France and Germany.

        "Third Party" shall mean any entity within the Territory that (a) occupies strategic positions and has substantial market share in the telecommunication industry in the Territory, (b) has significant abilities to market, sell and distribute the Services, (c) whose business is compatible with MTC's business and global strategy, and (d) is willing to make substantial investments, including a minimum of initial capital contribution of no less than U.S.$l,000,000.

        B.      Section References. As used in this Agreement, the words
                ------------------
"hereof," "herein" and "hereunder," and words of similar import shall refer to this Agreement as a whole, and not to any particular provision of this Agreement, and the words "Article", "Section", "Exhibit" and "Addendum" are to this Agreement unless otherwise specified.


II.     ORGANIZATION OF THE CORPORATION

        A.      General. Prior to the Effective Date, the JV Partners
                -------
established a new company organized as a public limited liability company under the Commercial Code of the Netherlands. The new company currently is known as MTC Telecom Western Europe B.V.I.O. and upon proper qualification under the laws of the Netherlands shall be known as MTC Telecom Western Europe B.V. (hereinafter, the "Corporation"). The charter documents required for the formation of the Corporation shall be printed in both the Dutch and English languages (copies of which are attached hereto as Exhibit A.) The JV Partners shall prepare any and all documents as shall be required for the incorporation of the Corporation, and MTC and the JV Partners shall, in conformity with the JV Partners' instructions, promptly execute or cause to be executed any such document as may be required in connection therewith.

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

        Furthermore the Parties recognize that due to legal or tax considerations, or considerations related to Dutch Company law, some aspects of the Joint Venture Agreement may have to be amended after the Agreement has been executed. Such amendments will be agreed upon by the Parties on a case by case basis, and will be guided by the legal and tax requirements as advised by an external, qualified consultant.

        B.      Authorized Capital. The Corporation shall have the authority to
                ------------------
issue ___________________ (_______) shares of non-bearer common stock issuable by the Corporation ("Common Stock"). The Common Stock shall have a par value of one Dutch guilder per share. The Corporation's stock may be held by the Parties directly or indirectly through an affiliated legal entity controlled by such Party.

        C.      Contributions by the Parties. The Parties shall make capital
                ----------------------------
contributions or loans to the Corporation in the following amounts:

                1.      MTC will contribute a total amount in cash of U.S.
        $[ * ], of which U.S. $[ * ], will be contributed in the form of share capital, and U.S. $[ * ] will be contributed in the form of [ * ]. The total amount of U.S. $[ * ] will be paid in twelve equal monthly installments of U.S. $[ * ] each, of which the first installment was made on or around _________________ , 1996. In addition MTC will provide to the Corporation the use of assets deemed worth U.S. $[ * ] in the form of know how, contacts, the MTC name and support structure. The use of these assets will be provided to the Corporation free of charge for the duration of this Agreement.

                2. The JV Partners collectively will contribute a total amount in cash of U.S. $[ * ], of which U.S. $[ * ] will be contributed in the form of share capital, and U.S. $[ * ] will be contributed in the form of [ * ]. This amount will be paid within the first two weeks of December 1995. In addition the JV Partners will provide to the Corporation the use of assets deemed worth U.S. $[ * ]. These assets comprise the assets of ATC, including its know how, trained staff, the base of customers which are billed directly by ATC or one of its affiliates, office equipment, contacts, distribution agreement with Salland Corporation, billing and customer service software. A balance sheet of ATC, in which these assets are stated, has been attached to this Agreement as Exhibit A. The use of these assets will be provided to the Corporation free of charge for the duration of this Agreement.

                3. The Shareholders agree, that in the case the above funding arrangements will not be adequate, the Shareholders will discuss additional funding to the Corporation on a case by case basis.

* Confidential treatment requested; omitted portion filed separately with the Commission.

        D.      Issuance of Shares.

                1. MTC, directly or indirectly, shall receive ____________ shares of the Common Stock, representing fifty percent (50%) of the total issued and outstanding shares Common Stock.

                2. The JV Partners, directly or indirectly, collectively shall receive _________________ shares of the Common Stock, representing fifty percent (50%) of the total issued and outstanding shares of Common Stock.

                3. MTC and each JV Partner each shall notify the Corporation of its intention not to receive and hold its respective share certificates of the Common Stock in accordance with the laws of the Netherlands.

        E.      Assignment of Credit Insurance. The JV Partners shall cause ATC
                ------------------------------
to assign to the Corporation all credit insurance policies with respect to Subscribers, and the Corporation immediately shall assign such policies to MTC. Furthermore, the Corporation shall require credit insurance policies in connection with sales to each Subscriber and shall assign all such policies to MTC. Bach such credit insurance policy shall insure no less than eighty percent (80%) of the retail amount of MTC Services billed to such Subscribers.

In the event that contractual or legal requirements prevent the JV Partners from assigning such credit insurance policies, the JV Partners shall cause such credit insurance policies to be pledged to MTC.

        F.      Financing. The Parties shall make all reasonable efforts to
                ---------
cause the Corporation to operate on a self-supporting basis. If and when the Corporation requires additional fluids for its operation, the board of supervisory directors of the Corporation shall direct the managing directors to arrange commercial lines of credit sufficient to finance the Corporation's on-going operations.

        G.      Security for Obligations to MTC. The Corporation shall take
                -------------------------------
appropriate actions to limit any credit exposure of MTC with respect to all wholesale sales of MTC Services to the Corporation for sale by the Corporation to Subscribers. Notwithstanding the foregoing, the Corporation shall provide to MTC such guaranties as shall deemed necessary by the Shareholders upon consultation with the board of supervisory directors.

        H.      Proprietary Information. Notwithstanding any other provision
                -----------------------
contained herein, all product designs and design projects, technical, secret process, product development techniques or plans, invention and research projects, trade "know-how", methods of operation, formulae, software, algorithms, computer processing systems, object and source codes, user manuals, system documentation, training and marketing materials, technical data, and other similar material and information are and shall remain the sole and exclusive property of MTC; provided, that all such proprietary information owned or developed by ATC or in which ATC claimed an interest prior to the Effective Date, and all such proprietary information owned or developed by the Corporation or in which the Corporation claims an interest, is and shall remain the sole and exclusive property of the Corporation. MTC shall license the Corporation to market and distribute MTC Services in connection therewith during the term of this Agreement.

        I.      Subscribers. Once MTC has completed the implementation of its
                -----------
new billing platform, it is the intent of the parties to migrate Subscribers to a direct billing arrangement by MTC and treated as MTC Customers.


III.    OBJECTS AND PURPOSES OF THE CORPORATION

        A.      Actions. All actions with respect to the Corporation shall be
                -------
made pursuant to a resolution approved by the board of supervisory directors or the Shareholders, as appropriate.

        B.      Authorized Activities. The authorized business activities of the
                ---------------------
Corporation shall be:

                1.      To distribute MTC Services in the Territory;

                2. To provide customer support to MTC Customers and Subscribers;

                3.      To find and appoint New Affiliates within the Territory;

                4. To establish Secondary Joint Ventures within the Territory pursuant to Section III.C. below;

                5. To make all Affiliate Support Services available to any Master Affiliate Licensee, M-net representative, or Secondary Joint Venture;

                6.      To make direct sales to MTC Customers or Subscribers;
        and

                7. Any other activities consistent with the terms of this Agreement and otherwise as authorized from time to time by the Shareholders.

        C.      New Affiliates. New Affiliates appointed by the Corporation
                --------------
shall enter into written marketing and license agreements with the Corporation, in form and substance acceptable to MTC (each, a "New Affiliate License Agreement"). Without limiting the generality of the foregoing, each New Affiliate License Agreement shall provide that such agreement is assignable to MTC, and the Corporation shall assign such agreement to MTC immediately after its execution by the parties thereto.

        D.      Secondary Joint Ventures. In the event that the Corporation or
                ------------------------
MTC identifies a Third Party in the Territory then MTC, in its sole discretion, may offer any such Third Party a joint venture arrangement with MTC (a "Secondary Joint Venture") under the following terms and conditions and other such terms and conditions as shall be agreed upon by MTC, the Corporation, and the Third Party in the respective Secondary Joint Venture Agreement:

                1. The division of shares between the Third Party, MTC and the Corporation will be decided on a case by case basis.

                2. Each Secondary Joint Venture Agreement will set forth sales and revenue criteria, and the failure of the Secondary Joint Venture to meet such criteria shall constitute an event of default thereunder that shall give MTC the right, but not the obligation, to purchase at fair market value the shares of such Secondary Joint Venture held by either the Third Party or the Corporation.

                3. The day-to-day management of any Secondary Joint Venture shall be conducted by the Third Party. The Corporation shall provide executive management and support services to the Secondary Joint Venture as set forth in the Business Plan.

                4. MTC, at its sole discretion, may agree with the JV Partners and/or the Corporation to establish other joint ventures outside of the Territory, but within Europe.

        E.      Restricted Activities.
                ---------------------

                1. During the term of this Agreement and for a period of two YEARS following the termination thereof, no JV Partner shall directly or indirectly engage in, invest in, or perform any business competitive with the business activities of the Corporation except as described in Section III.F. below without the prior written consent of MTC.

                2. The Corporation may only contact existing MTC Customers (other than those MTC Customers which became MTC Customers through ATC or one of its Sub-Affiliates) with the written approval of the appropriate Existing Affiliate and MTC.

        F.      Affiliate Relations.  The JV Partners acknowledge that,
                -------------------
notwithstanding any provision to the contrary contained herein, MTC and/or any of its Existing Affiliates currently may market and sell MTC Services in the Territory and that Existing Affiliates and New Affiliates will continue to be authorized to sell and market MTC Services in the Territory. MTC will use its best efforts to encourage the cooperation of Existing Affiliates with the Corporation with respect to such sales and distribution activities, particularly in the areas of certain support services that will be offered by the Corporation including: (a) Affiliate Support Services; (b) promotion, public relations and advertising; and (c) contract administration and MTC Customer database services. Notwithstanding the foregoing, the JV Partners acknowledge that Existing Affiliates are parties to binding contracts with MTC that do not contain such provisions and that modification of such contracts will be time-consuming and, in some cases, may not be possible without the consent of the Existing Affiliates. Further details regarding the development of relations between the Corporation, Existing Affiliates, M-Net representatives and MTC Customers will be described in the Business Plan.

        G.      Revenues of the Corporation. The Corporation shall earn revenues
                ---------------------------
as follows:

                1. Sales by New Affiliates. With respect to sales of MTC Services by each New Affiliate within the Territory, during the term of this Agreement the Corporation will receive from MTC a commission equal to the greater of (a) [ * ] percent ([ * ]%) of such Sales Revenue, or
        (b) the difference between (i) [ * ] percent ([ * ]%) of such Sales Revenue and (ii) the commission paid to such New Affiliate; provided, that any agreements which provide for commissions of greater than [ * ] percent ([ * ]%) to any New Affiliate must be approved in advance by MTC in writing.

                2. Sales by Existing Affiliates. MTC will use its best efforts to propose that Existing Affiliates modify their respective agreements with MTC to provide that, with respect to sales of MTC Services by each Existing Affiliate within the Territory who agrees to use the Affiliate Support Services provided by the Corporation, the Corporation will receive from the commissions currently paid to such Existing Affiliate during the term of this Agreement a commission equal to (a) [ * ] percent ([ * ]%) of such Sales Revenue up to the level of Sales Revenue of such Existing Affiliate as of the date such Existing Affiliate agreed to use the support services provided by the Corporation (the "Existing Sales"), (b) [ * ] percent ([ * ]%) of the Sales Revenue by such Existing Affiliate in excess of the Existing Sales, and (c)
        [ * ] percent ([ * ]%) of the Sales Revenue of any Sub-Affiliate appointed by the Existing Affiliate following the effective date of such agreement. The Corporation will earn no commission with respect to the Sales Revenue of an Existing Affiliate unless such Existing Affiliate enters into a written modification of its existing agreements with MTC pursuant to which such Existing Affiliate agrees to (y) use the Affiliate Support Services provided by the Corporation, and (z) modify its commission schedule with MTC.

                3. Sales by Secondary Joint Ventures. With respect to sales of MTC Services by any Secondary Joint Venture within the Territory, during the term of this Agreement the Corporation will receive from MTC a commission of between [ * ] percent ([ * ]%) to [ * ] percent ([ * ]%) of such Sales Revenue, as agreed upon by the Parties from time to time.

                4. Sales by M-net Representatives. With respect to sales of Services by M-net representatives within the Territory, during the term of this Agreement the Corporation will receive from MTC a commission equal to [ * ] percent ([ * ]%) of eligible M-net Sales Revenue and as defined in the Business Plan.

               5. Equity in Secondary Joint Ventures. The Corporation will receive no less than [ * ] percent ([ * ]%) of the initial equity distribution in any Secondary Joint Venture, subject to (a) agreement with the Third Party, (b) compliance by the JV Partners with the terms of this Agreement and during the term hereof and (c) repurchase of such equity interest by MTC as provided in the Secondary Joint Venture Agreement between MTC, the Corporation, and the Third Party.

* Confidential treatment requested; omitted portion filed separately with the Commission.

IV.     SHAREHOLDERS

        A.      Time and Place of Meetings. Meetings of the Shareholders for any
                --------------------------
purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, (i) may be called by any Shareholder, and (ii) shall be called at the request in writing of a majority of the board of supervisory directors. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Shareholder meeting stating the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Shareholder. The period of notice may be shortened or the notice may be dispensed with for a particular meeting by the unanimous consent of all of the Shareholders. Shareholder meetings may be held by telephone.

        B.      Quorum. At all meetings of the Shareholders, Shareholders owning
                ------
or otherwise representing eighty percent (80%) of all shares of Stock shall constitute a quorum for the transaction of business.

        C.      Voting. Whenever Shareholders vote in connection with any action
                ------
contemplated under the terms of this Agreement, each Shareholder shall be entitled to cast votes equal in number to the number of shares held by such Shareholder. Except as otherwise provide herein, any resolution of the Shareholders shall be adopted by vote of the Majority Shareholders. Shareholders will act reasonably and in good faith to avoid deadlocks.

        D.      Vote by Proxy. If and when any of the Shareholders intends to
                -------------
exercise its voting right by proxy at any general meeting of the Shareholders of the Corporation, such Shareholder may appoint any Shareholder of the Corporation as its proxy.

        E.      Consent Required for Certain Actions. The unanimous written
                ------------------------------------
consent of all Shareholders shall be required for any of the following actions of the Corporation:

                1. Any addition to or modification of the articles of association;

                2.      The amount of compensation of statutory auditors;

                3. Approval of any annual budgets, financial statement, or business plan for each fiscal year;

                4. Acquisition, transfer (including the granting or imposition of liens thereon or the license or sub-license thereof), or disposition of any patents, design patents, trademarks, copyrights, or any other intellectual property, including any license of any of the foregoing;

                5. Sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with another entity;

                6. Any modification of the capitalization of the Corporation, whether such modification pertains to an increase in the number of shares of Common Stock or the establishment of any other class of capital stock;

                7. The sale of any additional shares of Stock of the Corporation; or

                8. Other similar actions as agreed from time to time by a unanimous written consent of the Shareholders.

As for any of the actions referred to in this Section IV.E. for which all Shareholders have given written consent and for which a resolution of either the general meeting of Shareholders or the board of supervisory directors is required, the Shareholders shall exercise their respective voting rights as Shareholders or, as the case may be, shall cause their respective nominee supervisory directors to exercise their voting rights to adopt the related resolution in conformity with the action for which such unanimous consent of the Shareholders was given.


        F.      Written Consent. Unless otherwise provided in the certificate of
                ---------------
incorporation, any action required to be taken at any meeting of the Shareholders, or any action which may be taken at any meeting of the Shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all Shareholders.

        G.      Business Plans, Annual Budgets and Sales Planning. Prior to the
                -------------------------------------------------
formation of the Corporation, the JV Partners will provide the lead role in the development of the Business Plan. Each year thereafter, the Corporation shall prepare a revised business plan for approval by the Shareholders. Unless otherwise agreed upon in advance by the Shareholders in writing, the Shareholders shall consult with each other to determine the initial annual budget of the Corporation and sales planning therefore. Subsequent annual budgets and sales planning will be determined and agreed upon by the Shareholders prior to the commencement of each of the Corporation's fiscal years, along with the updated Business Plan.

        H.      Transfer of Shares. MTC may assign, pledge or otherwise transfer
                ------------------
its shares in the Corporation without the consent of the JV Partners. The JV Partners may not assign, pledge or otherwise transfer any of their shares in the Corporation without the prior written consent of MTC.

        I.      Auditors. Any Shareholder may, at its sole expense, designate a
                --------
certified public accountant to audit the books and records of the Corporation once each fiscal year.

        J.      Audit and Inspection Rights. Upon the request of any
                ---------------------------
Shareholder, the board of managing directors shall provide to such Shareholder copies of Corporation's corporate, financial, and operating records in such detail as requested by such Shareholder. Any Shareholder or its representatives may visit the properties of the Corporation at any time during normal business hours to review such records, make copies thereof or abstracts therefrom, and to discuss the matters related to the Corporation with the managing directors, other officers or agents, and independent accountants, all at the expense of the Corporation.

V.      GENERAL PROVISIONS

        A.      Dividends. Dividends upon the Stock, if any, and subject to the
                ---------
provisions of the certificate of incorporation, may be declared by the board of supervisory directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of the Stock, subject to the provisions of the certificate of Incorporation.

        B.      Reserves. Before payment of any dividend, there may be set aside
                --------
out of any funds of the Corporation available for dividends such sum or sums as the supervisory directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the supervisory directors shall think conducive to the interest of the Corporation, and the supervisory directors may modify or abolish any such reserve in the manner in which it was created.

        C.      Corporate Condition. Upon the request of the Majority
                -------------------
Shareholders, the board of managing directors shall present at a meeting of the Shareholders a full and clear statement of the business and condition of the Corporation.

        D.      Fiscal Year. The fiscal year of the Corporation shall commence
                -----------
on the first (1st) day of January of each calendar year and shall end on the thirty-first (31st) day of December of the same year; provided, that the initial
                                                      --------
fiscal year of the Corporation shall commence on the day of its incorporation and shall end on the thirty-first (31st) day of December, 199_.

        E.      Indemnification. The Corporation shall, to the maximum extent
                ---------------
permitted by law, have the power to indemnify each of its supervisory directors, managing directors, officers and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director, officer, or agent of the Corporation, and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by law.

        F.      Staff and Product Support. The Shareholders shall provide
                -------------------------
ongoing staff and product support to the Corporation as set FORTH in the Business Plan. Any and all such matters relating to the staffing of the Corporation not specifically provided for in the Business Plan shall be separately agreed upon in writing by the board of supervisory directors.

VI.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE JV PARTNERS

        A.      Representations and Warranties. Each JV Partner represents and
                ------------------------------
warrants to

MTC, as the Effective Date, that:

                1. ATC is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands;

                2. ATC has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business, and to execute, deliver and perform its obligations under each agreement to which it is a party;

                3. the execution, delivery and performance by the JV Partners of this Agreement and each other agreement in connection herewith to which any JV Partner or ATC is a party have been duly authorized by all necessary corporate action, and do not and will not
        (a) contravene the terms of any of ATC's organization documents, (b) conflict with or result in the contravention of any order, injunction, writ or decree of any governmental authority to which ATC is subject, and (c) violate any requirement of any applicable law;

                4. no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any JV Partner of this Agreement except as expressly provided herein;

                5. this Agreement constitutes a legal, valid and binding obligation of each JV Partner, enforceable against each JV Partner in accordance with its terms, except as enforceability may be limited by applicable insolvency or similar laws or by equitable principles relating to enforceability;

                6. no JV Partner has entered into this Agreement for any purpose other than to sell and market MTC Services, and that any use of the Proprietary Information of MTC for purposes other than the performance of its obligations hereunder, including any direct or indirect competition with MTC. would cause MTC irreparable harm;

                7. neither any JV Partner, ATC, nor any affiliate thereof has entered into any agreement or understanding, oral or written, with any MTC Customer which is inconsistent with the terms of this Agreement or which shall result in, or with the passage of time reasonably may result in, the breach or violation of this Agreement;

                8. except as set forth in Exhibit D hereto, neither ATC nor any JV Partner is a party to any actual or threatened claims, litigation, suits, or proceedings;

                9. except as set forth on Exhibit E hereto, no JV Partner is a partner or joint venturer in any partnership or joint venture related to the provision of telecommunications products and services or in any manner or which might be construed as competitive in nature to MTC and MTC Services; and

                10. All information provided to MTC by any JV Partner, including the information set forth on the Exhibits attached hereto, is true and correct as of the Effective Date.

        B.      Affirmative Covenants. Each JV Partner covenants to MTC that
                ---------------------
until the performance of all of its obligations hereunder and until the termination of this Agreement, each JV Partner shall cause the Corporation to comply with the following covenants:

                1.      Books and Records. The Corporation shall maintain
                        -----------------
        adequate books and records and accounts in accordance with generally accepted accounting principles consistently applied, and shall permit any Shareholder, at any reasonable time during normal business hours, to inspect, audit, and examine such books and records and inspect any of its properties, and shall furnish each Shareholder with all information regarding the business or finances of the Corporation promptly upon request;

                2.      Quarterly Financial Reports. The Corporation shall
                        ---------------------------
        provide to each Shareholder, within sixty (60) days after the close of each quarterly accounting period in each fiscal year the following financial statements, each in form and substance satisfactory to MTC:
        (a) a statement of Shareholders' equity and statement of changes in financial position for such quarterly period; (b) an income statement; and (c) a balance sheet as of the end of such quarterly period in all reasonable detail, subject to year-end audit adjustments and certified by the Corporation's principal financial officer to have been prepared in accordance with generally accepted accounting principles consistently applied;

                3.      Annual Financial Reports. The Corporation shall provide
                        ------------------------
        to MTC, within ninety (90) days after the close of each fiscal year, a copy of the annual audit report for such year for the Corporation in form and substance satisfactory to MTC, including therein: (a) a statement of Shareholders' equity and statement of changes in financial position for such quarterly period; (b) an income statement; and (c) a balance sheet as of the end of such quarterly period in all reasonable detail, certified by the Corporation's principal financial officer to have been prepared in accordance with generally accepted accounting principles consistently applied;

                4.      Compliance with Law. The Corporation shall comply with
                        -------------------
        the requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which it is a party;

                5.      Notice of Litigation. The Corporation shall provide to
                        --------------------
        each Shareholder prompt, written notice of any actual or threatened claims, litigation, suits, proceedings or disputes which, if adversely determined, would have a material adverse effect on the operations, business, properties or condition (financial or otherwise) of the Corporation or its ability to perform its obligations hereunder; and

                6.      Other Information. The Corporation shall provide to each
                        -----------------
        Shareholder any other reports or information as any Shareholder may reasonably request from time to time.

        C.      Negative Covenants. Each JV Partner covenants to MTC that until
                ------------------
the performance of all of its respective obligations hereunder and until the termination of this Agreement (unless another time period is specified), each JV Partner shall comply with the following covenants:

                1.      Non-Competition. Without the prior written approval of
                        ---------------
        MTC, no JV Partner shall enter into a similar enterprise with any long distance company, long distance reseller, long distance service provider, switchless reseller, rebiller, aggregator, OCC, local exchange carrier, post-telephone and telegraph administration, call-back service provider, re-originator service provider, telemanagement company, agent, or any other originating and/or terminating long distance, local access or transport area, or local telephone service that sells, remarkets or otherwise represents an organization that might be construed as competitive in nature to MTC and MTC Services;

                2.      Non-Solicitation. Prior to that date which is two (2)
                        ----------------
        years following the termination of this Agreement, neither any JV Partner, the Corporation nor any of its officers or employees shall (a) solicit for business, directly or indirectly, verbally or otherwise, any MTC Customer, (b) directly or indirectly sell, market, consult, recommend, or offer opinions or referrals related to products and/or services on behalf of any organization that may be construed, in the sole but reasonable judgment of MTC, as providing and/or representing products and/or services competitive in nature to MTC Services, (c) derive direct or indirect financial benefit from the sale of any product and/or service to any customer of MTC that may be construed, in the sole but reasonable judgment of MTC, as competitive in nature to MTC Services, (d) provide information regarding MTC Customers to any third party for any purpose, (e) solicit MTC employees for employment elsewhere, or (f) solicit any other sales entity of MTC, including, without limitation any Master Affiliate Licensee or Sub-Affiliate, for the purpose of representing the Corporation or any JV Partner;

                3.      Confidential Information. Except as set forth herein,
                        ------------------------
        neither the Corporation nor any JV Partner shall provide any third party, directly or indirectly, with any Proprietary Information of MTC;

                4.      Other Agreements. Neither the Corporation nor any JV
                        ----------------
        Partner shall enter into any agreement or understanding, oral or written, with any MTC Customer which attempts or purports to alter or vary, or is inconsistent with, the terms of this Agreement or which results in, or with the passage of time reasonably may result in, the breach or violation of this Agreement;

                5.      Misrepresentations. Neither the Corporation nor any JV
                        ------------------
        Partner shall furnish MTC with any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished; and

                6.      Partnerships. Except as set forth on Exhibit E hereto,
                        ------------
        without prior written notice to MTC no JV Partner shall be a partner or joint venturer in any partnership or joint venture related to the provision of telecommunications products and services or in any manner or which might be construed as competitive in nature to MTC and MTC Services.


VII.    COVENANTS OF MTC

        MTC covenants to the JV Partners that until the performance of all of its obligations hereunder and until the termination of this Agreement, MTC shall comply with the following covenants:

        A.      Confidential Information. Except as set forth herein, MTC shall
                ------------------------
not provide any third party, directly or indirectly, with any Proprietary Information of any JV Partner except as permitted herein.

        B.      Misrepresentations. MTC shall not furnish any JV Partner or the
                ------------------
Corporation with any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.


VIII.   CONFIDENTIALITY

        A.      Use of Proprietary Information.  In performing its respective
                ------------------------------
obligations hereunder, the Parties may disclose to each other certain Proprietary Information. Each Party agrees that Proprietary Information is, and shall remain, the sole and exclusive property of the Disclosing Party. Each Party shall treat the Proprietary Information in a confidential manner and shall not divulge, communicate or use to the detriment of the Disclosing Party or for the benefit of the Receiving Party or any other person or persons, or misuse in any way, any Proprietary Information of the other Party except (i) with the prior written consent of the Disclosing Party, (ii) if the Receiving Party is required to do so pursuant to a final order of a court of competent jurisdiction, or (iii) as the Receiving Party is otherwise required by applicable law following notice of not less than thirty (30) days to the Disclosing Party.

        B.      Dissemination of Proprietary Information. No Party shall reveal
                ----------------------------------------
the Proprietary Information of any other Party to any employee or agent of such Party other than those employees or agents who (i) have a need to know such Proprietary Information and (ii) agree to be bound by the provisions of this
Section VIII. Each Party shall inform each such employee or agent of the confidential nature of the Proprietary Information and shall take all reasonable and appropriate measures to ensure that no such employee or agent shall use or disclose any Proprietary Information of any other Party, other than in accordance with the terms of this Agreement. Such appropriate measures may include a written agreement signed by each such employee or agent.

        C.      Return of Proprietary Information and Other Materials. Upon the
                -----------------------------------------------------
earlier of (i) thirty (30) days following the termination or expiration of this Agreement or (ii) the written request of the Disclosing Party at any time, the Receiving Party shall return to the Disclosing Party all originals and any copies of Proprietary Information of the Disclosing Party.

        D.      Relief Available Upon Disclosure or Dissemination. Each Party
                -------------------------------------------------
acknowledges that the breach or threatened breach of this Section VIII may cause the Disclosing Party irreparable harm which would not be adequately compensated by monetary damages. Accordingly, in the event of any such breach or threatened breach, the Receiving Party agrees that equitable relief, including temporary restraining orders or preliminary or permanent injunctions, shall be an available remedy in addition to any other legal remedies to which the Disclosing Party may be entitled.


IX.     CONDITIONS PRECEDENT

        A. The obligation of MTC to provide any services or products to the Corporation or its customers is subject to the fulfillment to MTC's satisfaction of each of the following conditions on the Effective Date:

                1. MTC shall have received written assurance from the JV Partners that within one month from the date of this Agreement, the JV Partners shall deliver an assignment of each credit insurance policy in effect with respect to any Subscriber.

                2. MTC shall have received executed copies of any ancillary agreements as appropriate with respect to services to be provided to the Corporation during the term of this Agreement;

                3. MTC shall have received, in form and of substance satisfactory to MTC, a written opinion, dated as of the Effective Date, from a firm of international reputation licensed or otherwise authorized to practice law in the Netherlands with respect to any matters required by MTC;

                4.      MTC shall have received and approved the Business Plan;

                5. MTC shall have received (a) ATC's most recent balance sheet and profit and loss statement, and (b) a commitment to forward ATC's year end 1995 financial statements upon their completion.

                6. MTC shall have received evidence that ATC is organized and is in good standing under the laws of the Netherlands;

                7. Within thirty (30) days of the Effective Date, MTC shall have received evidence that the Corporation is organized and is in good standing under the laws of the Netherlands; and

                8. Within thirty (30) days of the Effective Date, MTC shall have received evidence of insurance with respect to the operations of the Corporation.

X.      TERM OF AGREEMENT; TERMINATION

        A.      Term of Agreement. This Agreement shall remain in effect until
                -----------------
terminated as set forth below.

        B.      Termination. Upon the occurrence of an Event of Default, the
                -----------
non-breaching Party may terminate this Agreement and, except as provided in
Section X.D.1. below, all rights of the Parties hereunder upon forty-five (45) days notice to the other Parties; provided, that the breaching Party shall have
                                  --------
thirty (30) days from the occurrence of any Event of Default to cure such Event of Default to the sole satisfaction of the non-breaching Party.

        C.      Events of Default. Each of the following events shall constitute
                -----------------
a default hereunder (each, an "Event of Default"):

                1. The breach by any JV Partner of any representation, warranty, covenant or agreement contained herein;

                2. The Corporation fails to meet projected sales, revenues or other financial criteria as set forth in the Business Plan;

                3. The liquidation or insolvency of any Shareholder; the appointment of a receiver or similar officer for any Shareholder; an assignment by any Shareholder for the benefit of all or substantially all of its creditors; entry by any Shareholder into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations; or the filing of a meritorious petition in bankruptcy or similar procedure by or against any Shareholder under any bankruptcy or debtors' law for its relief or reorganization;

                4. Henk J. Keilman either (a) becomes deceased, (b) in good faith becomes unable to effectively perform his duties as an employee or director of the Corporation for any reason, (c) ceases to be employed by the Corporation for any reason other than his resignation, or (d) resigns from his position(s) with the Corporation;

                5. Jan Peter Kastelein ceases to be employed by the Corporation for any reason including, without limitation, his resignation;

                6. Any assignment or attempted assignment by any JV Partner of this Agreement or any interest of any JV Partner herein except as permitted pursuant to Section XI.C. hereof; or

                7. Any JV Partner performs any act, or omits to act, in a situation which is considered by MTC to be detrimental to the business of MTC or its relationship with any Subscriber or MTC Customer, including, but not limited to, any material misrepresentation by any JV Partner, any criminal act by any JV Partner, dissemination of Proprietary Information pursuant to Section VIII hereof, or any W Partner's interference with present or potential contractual rights of MTC with any third party, including any Subscriber or MTC Customer.

        D.      Effect of Termination.
                ---------------------

                1.      Remedies Following Termination. Termination of this
                        ------------------------------
        Agreement shall not limit any Party from pursuing other remedies available to it. The Parties' rights and obligations under Sections VI.B. (Affirmative Covenants), VI.C. (Negative Covenants), VII (Covenants of MTC), VIII (Confidentiality), and XI (Miscellaneous) hereof shall survive the termination of this Agreement.

                2.      Purchase of JV Partners' Stock in the Corporation.
                        -------------------------------------------------

                        a. In the event that MTC exercises its right to terminate this Agreement based solely on the occurrence of an Event of Default set forth in Sections XII.C.2., XII.C.4.a., XII.C.4.b., XII.C.4.c., or any combination thereof, MTC shall have the obligation to purchase the Stock of the Corporation held by each JV Partner pursuant to Article XII.D.3. below.

                        b. In the event that any Shareholder terminates this Agreement as a result of the occurrence of any Event of Default other than those set forth in Sections XII.C.2., XIJ.C.4.a, XII.C.4.b., or XII.C.4.c., MTC will have the option, but not the obligation, to purchase the Stock of the Corporation from each JV Partner.

                3.      Valuation of Stock in the Corporation. Any purchase of
                        -------------------------------------
        the Stock of the Corporation pursuant to Section X.D.2. above shall be for fair market value as determined according to generally accepted accounting and valuation principles by an independent consulting firm agreed upon by the Shareholders. Such valuation shall take into consideration the goodwill associated with the income stream to the Corporation as it relates to Sections III.G.l., III.G.2., III.G.3., and III.G.4., and also the equity participation of the Corporation as provided in Section III.G.5. In case the Shareholders cannot agree on a consulting firm, MTC shall select a consulting firm to conduct such appraisal, provided such consulting firm has no direct link with MTC, and provided such consulting firm is a generally recognized and reputable firm.

XI.     MISCELLANEOUS

        A.      Modification of MTC Services. MTC reserves the right at any time
                ----------------------------
to modify, alter, improve, change, add to or discontinue any or all of the MTC Services or any carrier or feature thereof. MTC reserves the right to alter its rates charged for the MTC Services as it deems appropriate in its sole discretion. IATC shall use its best efforts to provide the Corporation with advance notification of discontinued MTC Services and rate changes.

        B.      Use of Trademarks. The Corporation may use the trademarks and
                -----------------
trade names of MTC in such form as provided to the Corporation. The Corporation shall not use trademarks or service marks for services or products of other companies except in strict compliance with the requirements of the holder of such trademarks or service marks. Authorized logos will be provided by MTC.

        C.      Binding Agreement; Assignment. This Agreement shall be binding
                -----------------------------
on the parties and their permitted successors and assigns; provided, however,
                                                           --------  -------
that MTC may assign, pledge or otherwise transfer this Agreement, all of its rights thereunder, and transfer its Stock in the Corporation without the consent of the JV Partners; and provided, further, that the JV Partners may not assign,
                        --------  -------
pledge or otherwise transfer any of their right, title and interest in this Agreement or any of their Stock in the Corporation without the prior written consent of MTC.

        D.      Arbitration. Any disputes arising under this Agreement shall be
                -----------
submitted to neutral, binding arbitration in either the county of Sonoma, California, U.S.A. or the county of San Francisco, California, U.S.A. (at the sole discretion of MTC) in accordance with the California Arbitration Act (C.C.P. (S)(S) 1280 et seq.) and not by court action except as provided by California law for the judicial review of arbitration proceedings. The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the California Code of Civil Procedure, whether or not the California Arbitration Act is deemed to apply to said arbitration. Any decision or award entered as a result of such arbitration shall be final and binding upon both parties. The filing of a judicial action to enable the recording of a notice of a pending action, or for orders of attachment, receivership, injunction, or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision. The Parties agree to the exclusive personal jurisdiction of courts of general jurisdiction in Sonoma County, California, U.S.A. for enforcement of such arbitration awards, agree to accept any service of process by personal service, facsimile, express or overnight mail, or regular mail, return receipt requested, at the address listed in Section XI.E. below as being binding on such Party and agree to accept such arbitrators and court as being the sole and exclusive forum and venue for hearing such claims, disputes, controversies, breaches or similar events. The Parties agree to waive any defense of forum non conveniens or improper venue respecting such courts.
           ----- --- ----------

        E.      Notices. Wherever one Party is required or permitted to give
                -------
notice to any other Party pursuant to this Agreement, such notice shall be deemed given when delivered in hand or by facsimile, or five days following mailing when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

          In the case of MTC:           MTC Telemanagement Corporation
                                        1304 Southpoint Blvd.
                                        Petaluma, CA 94954
                                        U.S.A.
                                        Attn: Roger J. Sheppard
                                        Fax: (707) 769-6190

          In the case of                c/o Holland Trust
          the JV Partners:              Haaksbergweg 55
                                        1101 BR Amsterdam Z.O.
                                        The Netherlands
                                        Attn: Henk J. Keilman
                                        Fax: 31(0)206911728

Any Party may from time to time change its address for notification purposes by giving the other Parties written notice of the new address and the date upon which it will become effective.

        F.      Severability. If, but only to the extent that, any provision of
                ------------
this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent an agreement of the parties that this Agreement shall be deemed amended by modifying such provision, to the extent necessary to make it legal and enforceable while preserving its intent.

        G.      Waiver.  A waiver by either of the parties of any covenants,
                ------
conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

        H.      Remedies. Except as otherwise provided herein, all remedies set
                --------
forth in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to the other Parties at law, in equity or otherwise, including injunctive relief, and may be enforced concurrently or from time to time.

        I.      Expenses. Each Party shall pay its own costs and expenses in the
                --------
performance of its obligations hereunder; provided, however, that in the event
                                          --------- -------
of an arbitration proceeding, the prevailing party shall be awarded its costs and expenses (including, without limitation, legal expenses).

        J.      Entire Agreement.  This Agreement, including any Exhibits and
                ----------------
documents referred to in this Agreement or attached thereto, constitutes the entire and exclusive statement of agreement between the parties with respect to its subject matter and supersedes any written or oral representations, understandings or agreements which are not fully expressed herein.

        K.      Amendments. This Agreement may be amended or modified by a
                ----------
written instrument which specifically references this Agreement and which is signed by a duly authorized representative of each party.

        L.      Governing Law. This Agreement shall be governed by and construed
                -------------
in accordance with the laws of the State of California, U.S.A., applicable to contracts made and performed in that state, excluding conflicts of laws principles, and, to the extent applicable, the laws of the United States; provided, however, that matters of internal corporate governance shall be
--------  -------
governed by the laws of the Netherlands to the extent required by such laws.

        M.      Headings. The section headings used in this Agreement are for
                --------
reference and convenience only and shall not enter into the interpretation hereof.

        N.      Initials. This Agreement shall not become effective unless and
                --------
until all pages are initialed by the Chief Executive Officer or a Senior Vice President of MTC.


        IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the date first written above.

MTC TELEMANAGEMENT CORPORATION

                                                /s/ Henk J. Keilman
                                                -------------------------------
By: /s/ MTC Telemanagement Corporation          Henk J. Keilman,
    ----------------------------------          as an individual
Title:
       -------------------------------          /s/ Jan Peter Kastelein,
                                                -------------------------------
By:                                             Jan Peter Kastelein,
    ----------------------------------          as an individual
Title:
       -------------------------------

                                   EXHIBIT A


             ARTICLES OF ASSOCIATION AND BYLAWS OF THE CORPORATION
             -----------------------------------------------------


XII.      SUPERVISORY DIRECTORS AND AUDITORS

        A.      Supervisory Directors. Supervisory directors shall serve on a
                ---------------------
part-time basis without compensation. The number of supervisory directors which shall constitute the whole board of supervisory directors of the Corporation shall be five (5) persons. MTC shall nominate three (3) persons and the JV Partners together shall nominate two (2) persons. The Shareholders agree to exercise their respective voting rights to elect the supervisory directors so nominated.

        B.      Statutory Auditors. The statutory auditor(s) of the Corporation
                ------------------
shall be as many as two (2) persons. The JV Partners collectively may nominate one (1) statutory auditor, and MTC may nominate one (1) statutory auditor. The Shareholders agree to exercise their respective voting rights to elect the auditor(s) so nominated.

        C.      Vacancies. Should the position of any supervisory director or
                ---------
statutory auditor become vacant, however occasioned, the Shareholders shall agree to exercise their respective voting rights to elect a supervisory director or statutory auditor nominated by the Shareholder who nominated the preceding supervisory director or statutory auditor.

        D.      Management. The business of the Corporation shall be managed by
                ----------
or under the direction of its board of supervisory directors which may exercise all such powers of the Corporation and do all such lawful acts and things that as are not by statute or by the certificate of incorporation or by this Agreement directed or required to be exercised or done by the Shareholders. Without in any way limiting the generality of the foregoing, the board of supervisory directors is specifically granted the authority to approve the hiring of all salaried employees of the Corporation. No such salaried employees may be hired without such prior approval.

        E.      Regular Meetings. Regular meetings of the board of supervisory
                ----------------
directors may be held without notice at such time and at such place as shall from time to time be determined by such board.

        F.      Special Meetings. Special meetings of the board of supervisory
                ----------------
directors may be called by any managing director on ten (10) days notice to each supervisory director, either personally (by telephone or otherwise) or by facsimile or telegram. Special meetings of the board of supervisory directors shall be called by a managing director or the secretary of the Corporation in like manner and on like notice on the written request of any two (2) supervisory directors. The period of notice may be shortened or the notice may be dispensed with for a particular meeting by the unanimous consent of all of the supervisory directors.

        G.      Quorum and Voting. At all meetings of the board of supervisory
                -----------------
directors, a majority of the entire board shall constitute a quorum for the transaction of business. Any resolution of the board of supervisory directors shall be adopted by a vote of a majority of those supervisory directors present at such meeting, except (i) as otherwise provided in the Commercial Code or the articles of association, or (ii) those actions listed below, which shall also require the unanimous written consent of all Shareholders:

                1. Any addition to or modification of the articles of association;

                2.      The amount of compensation of statutory auditors;

                3. Approval of any annual budgets, financial statement, or business plan for each fiscal year;

                4. Acquisition, transfer (including the granting or imposition of liens thereon or the license or sub-license thereof), or disposition of any patents, design patents, trademarks, copyrights, or any other intellectual property, including any license of any of the foregoing;

                5. Sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with another entity;

                6. Any modification of the capitalization of the Corporation, whether such modification pertains to an increase in the number of shares of Common Stock or the establishment of any other class of capital stock;


                7. The sale of any additional shares of Stock of the Corporation; or

                8. Other similar actions as agreed from time to time by a unanimous written consent of the Shareholders.

        H.      Vote by Proxy. If and when any supervisory director intends to
                -------------
exercise his or her voting right by proxy at any general meeting of the board of supervisory directors, such supervisory director may appoint any other supervisory director of the Corporation as his or her proxy.

        I.      Compensation. The board of supervisory directors shall not fix
                ------------
or modify the compensation to be received by supervisory directors or statutory auditors without the written consent of all Shareholders. The supervisory directors may be paid their reasonable expenses, if any, for the attendance at each meeting of the board of supervisory directors. No such payment shall preclude any supervisory director from serving the Corporation in any other capacity and receiving compensation therefor.

        J.      Removal. A supervisory director may be removed only by the vote
                -------
of the Shareholder(s) who nominated such supervisory director.


XIII.   MANAGING DIRECTORS

        A.      Managing Directors. The managing directors of the Corporation
                ------------------
shall be chosen by the Shareholders or, if the Shareholders so desire, by the board of supervisory directors AND shall be a ________________________. The Shareholders or the board of supervisory directors, as the case may be, may also choose additional managing directors. Any number of offices may be held by the same person, unless the articles of association otherwise provide.

        B.      Other Officers. The board of directors may appoint managing
                --------------
directors and agents as it may deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of supervisory directors.

        C.      Compensation. The managing directors shall serve without
                ------------
compensation.

        D.      Tenure. The managing directors of the Corporation shall hold
                ------
office until their successors are chosen and qualify. Any officer elected or appointed by the board of supervisory directors may be removed at any time by the affirmative vote of a majority of the supervisory directors. Any vacancy in any office of the Corporation shall be filled by the board of supervisory directors.

        E.      Execution of Contracts. The managing directors shall sign and
                ----------------------
execute bonds, mortgages and other contracts, except where the signing and execution thereof shall be expressly reserved by the board of supervisory directors or delegated by the board of supervisory directors to some other officer or agent of the Corporation.



    [THE FOLLOWING SECTIONS WILL BE REVISED AS REQUIRED BY NETHERLANDS LAW]


        F.      PRESIDENT. THE PRESIDENT SHALL BE THE CHIEF EXECUTIVE AND CHIEF
                ---------
OPERATING OFFICER OF THE CORPORATION, SHALL PRESIDE AT ALL MEETINGS OF THE BOARD OF DIRECTORS, SHALL HAVE GENERAL AND ACTIVE MANAGEMENT OF THE BUSINESS OF THE CORPORATION AND SHALL EXECUTE ALL ORDERS AND RESOLUTIONS OF THE BOARD OF DIRECTORS, SUBJECT, HOWEVER, TO THE RIGHT OF THE DIRECTORS TO DELEGATE ANY SPECIFIC POWER, EXCEPT SUCH AS MAY BY STATUTE EXCLUSIVELY BE CONFERRED TO ANY OTHER OFFICER OR OFFICERS OF THE CORPORATION. THE PRESIDENT SHALL DIRECT THE ACTIVITIES OF THE OTHER OFFICERS IN THE EXECUTION OF THOSE DUTIES NOT SPECIFICALLY ASSOCIATED

WITH THEIR OFFICE.

        G.      VICE PRESIDENT. IN THE ABSENCE OF THE PRESIDENT OR IN THE EVENT
                --------------
OF HIS OR HER INABILITY OR REFUSAL TO ACT, THE VICE PRESIDENTS IN THE ORDER DESIGNATED BY THE DIRECTORS, OR IN THE ABSENCE OF ANY DESIGNATION, THEN IN THE ORDER OF THEIR ELECTION, SHALL PERFORM THE DUTIES OF THE PRESIDENT, AND WHEN SO ACTING, SHALL HAVE ALL THE POWERS OF AND BE SUBJECT TO ALL THE RESTRICTIONS UPON THE PRESIDENT. THE VICE PRESIDENTS SHALL PERFORM SUCH OTHER DUTIES AND HAVE SUCH OTHER POWERS AS THE BOARD OF DIRECTORS MAY FROM TIME TO TIME PRESCRIBE.

        H.      SECRETARY. THE SECRETARY SHALL ATTEND ALL MEETINGS OF THE BOARD
                ---------
OF DIRECTORS AND RECORD ALL THE PROCEEDINGS OF THE MEETINGS OF THE CORPORATION AND OF THE BOARD OF DIRECTORS IN A BOOK TO BE KEPT FOR THAT PURPOSE. HE OR SHE SHALL GIVE, OR CAUSE TO BE GIVEN, NOTICE OF ALL SPECIAL MEETINGS OF THE BOARD OF DIRECTORS, AND SHALL PERFORM SUCH OTHER DUTIES AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS OR PRESIDENT, UNDER WHOSE SUPERVISION HE OR SHE SHALL BE. HE OR SHE SHALL HAVE CUSTODY OF THE CORPORATE SEAL OF THE CORPORATION AND HE OR SHE, OR AN ASSISTANT SECRETARY, SHALL HAVE AUTHORITY TO AFFIX THE SAME TO ANY INSTRUMENT REQUIRING IT AND WHEN SO AFFIXED, IT MAY BE ATTESTED BY HIS OR HER SIGNATURE OR BY THE SIGNATURE OF SUCH ASSISTANT SECRETARY. THE BOARD OF DIRECTORS MAY GIVE GENERAL AUTHORITY TO ANY OTHER OFFICER TO AFFIX THE SEAL OF THE CORPORATION AND TO ATTEST THE AFFIXING BY HIS OR HER SIGNATURE.

        I.      ASSISTANT SECRETARY. THE ASSISTANT SECRETARY, OR IF THERE BE
                -------------------
MORE THAN ONE, THE ASSISTANT SECRETARIES IN THE ORDER DETERMINED BY THE BOARD OF DIRECTORS (OR IF THERE BE NO SUCH DETERMINATION, THEN IN THE ORDER OF THEIR ELECTION), SHALL, IN THE ABSENCE OF THE SECRETARY OR IN THE EVENT OF HIS OR HER INABILITY OR REFUSAL TO ACT, PERFORM THE DUTIES AND EXERCISE THE POWERS OF THE SECRETARY AND SHALL PERFORM SUCH OTHER DUTIES AND HAVE SUCH OTHER POWERS AS THE BOARD OF DIRECTORS MAY FROM TIME TO TIME PRESCRIBE.

        J.      TREASURER. THE TREASURER SHALL HAVE THE CUSTODY OF THE CORPORATE
                ---------
FUNDS AND SECURITIES AND SHALL KEEP FULL AND ACCURATE ACCOUNTS OF RECEIPTS AND DISBURSEMENTS IN BOOKS BELONGING TO THE CORPORATION AND SHALL DEPOSIT ALL MONEYS AND OTHER VALUABLES IN THE NAME AND TO THE CREDIT OF THE CORPORATION IN SUCH DEPOSITORIES AS MAY BE DESIGNATED BY THE BOARD OF DIRECTORS. THE TREASURER SHALL HAVE EXCLUSIVE AUTHORITY TO OPEN BANK ACCOUNTS OR OTHERWISE TRANSACT THE FINANCIAL BUSINESS OF THE CORPORATION; PROVIDED, HOWEVER, THAT THE PRESIDENT AND
                                       --------  -------
EACH SHAREHOLDER SHALL HAVE COMPLETE ACCESS TO THE FINANCIAL RECORDS OF THE CORPORATION AND SHALL BE PROVIDED UNAUDITED QUARTERLY FINANCIAL STATEMENTS, AUDITED ANNUAL FINANCIAL STATEMENTS, OF THE CORPORATION, AND SUCH OTHER REPORTS OR INFORMATION AS THE PRESIDENT OR ANY SHAREHOLDER MAY REQUEST FROM TIME TO TIME.

        K.      TREASURER DUTIES. THE TREASURER SHALL DISBURSE THE FUNDS OF THE
                ----------------
CORPORATION AS MAY BE ORDERED BY THE BOARD OF DIRECTORS, TAKING PROPER VOUCHERS FOR SUCH DISBURSEMENTS AND SHALL RENDER TO THE PRESIDENT AND THE BOARD OF DIRECTORS AT ITS REGULAR MEETINGS, OR WHEN THE BOARD OF DIRECTORS SO REQUIRES, AN ACCOUNT OF ALL HIS OR HER TRANSACTIONS AS TREASURER AND OF THE FINANCIAL CONDITION OF THE CORPORATION.

        L.      TREASURER BOND. IF REQUIRED BY THE BOARD OF DIRECTORS, THE
                --------------
TREASURER SHALL GIVE THE CORPORATION A BOND IN SUCH SUM AND WITH SUCH SURETY OR SURETIES AS SHALL BE SATISFACTORY TO THE BOARD OF DIRECTORS FOR THE FAITHFUL PERFORMANCE OF THE DUTIES OF HIS OR HER OFFICE AND FOR THE RESTORATION TO THE CORPORATION, IN CASE OF HIS OR HER DEATH, RESIGNATION, RETIREMENT OR REMOVAL FROM OFFICE, OF ALL BOOKS, PAPERS, VOUCHERS, MONEY AND OTHER PROPERTY OF WHATEVER KIND IN HIS OR HER POSSESSION OR UNDER HIS OR HER CONTROL BELONGING TO THE CORPORATION.

        M.      ASSISTANT TREASURER. THE ASSISTANT TREASURER, OR IF THERE SHALL
                -------------------
BE MORE THAN ONE, THE ASSISTANT TREASURERS IN THE ORDER DETERMINED BY THE BOARD OF DIRECTORS (OR IF THERE BE NO SUCH DETERMINATION, THEN IN THE ORDER OF THEIR ELECTION), SHALL, IN THE ABSENCE OF THE TREASURER OR IN THE EVENT OF HIS OR HER INABILITY OR REFUSAL TO ACT, PERFORM THE DUTIES AND EXERCISE THE POWERS OF THE TREASURER AND SHALL PERFORM SUCH OTHER DUTIES AND HAVE SUCH OTHER POWERS AS THE BOARD OF DIRECTORS MAY FROM TIME TO TIME PRESCRIBE.]

                                   EXHIBIT B



                      BALANCE SHEET OF ATLANTIC TELECOM BV
                      ---------------- -------------------

                ATLANTIC TELECOM B.V.                    PAGE:      -1-
                                                    DATE:     25-JAN-96


BALANCE SHEET AS AT 1 NOVEMBER 1995
(after appropriation of results )
                                                            01 November
                                                            .......1995
                                                            -----------
                                                                    NLG
FIXED ASSETS
------------
Software/Inventory                                              148,917
Goodwill                                                        178,560
Development casts                                               235,000
                                                               --------

TOTAL FLIED ASSETS                                              562,477

CURRENT ASSETS
--------------
Debtors                                                          16,815
Taxes receivable                                                  8,958
Other receivables                                                 7,326
Cash at Banks & Deposits                                          3,323

TOTAL CURRENT ASSETS                                             36,422

TOTAL ASSETS                                                    598,899


CURRENT LIABILITIES
-------------------
Creditors                                                        59,411

Clients deposits                                                 18,975
Wage tax & Social charges                                         9,002
Other payables                                                   13,669

TOTAL CURRENT LIABILITIES                                       101,056

TOTAL LIABILITIES                                               101,056

TOTAL ASSETS LESS LIABILITIES                                   497,843
                                                               --------

CAPITAL AND RESERVES
--------------------

Share capital                                                    40,000
Subordinated loan RIG Holding N.V                               572,032
Revaluation reserve                                             178,550
Retained earnings/(acc. deficits)                              (292,749)
                                                               --------

TOTAL SHAREHOLDERS' EQUITY                                      497,843


ATLAI'ITIC TELECOM B.V.                               PAGE:         -2-
DATE:                                                         25-JAN-96



PROFIT & LOSS ACCOUNT
FOR THE PERIOD ENDED 1 NOVEMBER 1995
                                                            01 November
                                                                   1995
                                                            -----------

                                                                    NLG

Sales Commissions                                               128,308
Cost 0' sales                                                    98,685

GROSS MARGIN                                                     29,623


GENERAL EXPENSES
----------------
Personal expenses                                                81,695
Office expenses                                                  80,699
Communication                                                    40,393
Travel expenses                                                  23,293
Other general expenses                                           85,725

                                                                311,805


FINANCIAL EXPENSES
------------------
Bankcharges                                                       1,884
Interest bankers                                                    278
Exchange results                                                  1,385
                                                                -------

                                                                  3,546

Total expenses                                                  315,351
                                                                -------

OPERATING PROFITI(LOSS) BEFORE TAX                             (285,728)

Extraordinary item.                                              (7,022)

NET PROFIT/(LOSS) FOR THE YEAR                                 (292,749)


                               FAX TRANSMISSION
                               ----------------

To:       MTC Telemanagement Corporation

          Att: Mr. Roger Sheppard

          Fax: 707 7696190

From:     Henk J. Keilman                                 25/01/96
          MTC Western Europe BV
          Haaksberweg 55
          I 101 BR Amsterdam Z.O.
          The Netherlands

          Tel: 31(0)20691 1780
          Fax: 31(0)20691 1728                           Time: 23:52


Number of pages Incl. this page....................3........................

RE:  BALANCE SHEET OF ATLANTIC TELECOM I ATTACHMENT TO JOINT-VENTURE AGREEMENT

                                   EXHIBIT C



                                 BUSINESS PLAN
                                 -------------

                               MTC WESTERN EUROPE
                               ------------------

                                 BUSINESS PLAN
                                 -------------



                              by Henk J. Keilman
November, 1995

                               TABLE OF CONTENTS
                               -----------------

     I          Background                       3

     II:        Objectives                       4

     III:       The Market                       5

     IV.        The Competition                  5

     V.         Marketing arid Sales Strategy    6

     VI.        Strengths and Opportunities      9

     VII.       Weaknesses and Threats          10

     VIII.      Organisation and Operations     10

     IX.        Staff                           11

     X.         Sales Forecast and Budget       12

     XI.        Conclusion                      13


                                              MTC Western Europe - Business Plan
                                                                   November 1995

                                I - BACKGROUND

In September 1995 Atlantic Telecom BV and MTC Telemanagement Corporation decided to enter into a Joint Venture for the purpose of marketing and selling MTC's sophisticated telecommunication services to the Western European Market, including the following countries: Benelux, France and Germany. Switzerland and Austria will also be serviced from the headquarters of the Venture, based in Amsterdam, The Netherlands, however not on the bases the exclusive arrangement that exists within the Joint Venture territory. The Joint-Venture will be called MTC Telecom Western Europe (hereinafter "MTC WE").

MTC, as provider of telecommunication technology and services, referred to as Telemanagement Services, contributes its Telemanagement capacity to the Joint Venture, which includes the following services:

 .       Call Back services
 .       Conference Calling
 .       Travel Card
 .       Itemised billing
 .       Direct dial for certain parts of the territory, to be extended within two years to all parts of the territory

These Services include two key features:

1. Rates are competitive in comparison to local European PTT's, with discounts varying from 20% to 65% depending on the countries from where calls originate and where they terminate. It is the strategic objective of MTC to be able to provide, at all times, a discount of 25% in comparison to local European PTT's.

2. The quality of the lines must be comparable to those provided by the local European PTT's:

Atlantic Telecom, primarily a marketing and sales organisation with strong roots in the countries of the Venture, has contributed its organisational, marketing and sales skills to the Venture. In addition it has developed customised software to enable billing in local currencies, greater flexibility in terms of pricing policy in the territory, and to provide an powerful customer database. Furthermore, Atlantic Telecom has assisted in the development of a dialler, to be used in conjunction with the call back services.

The joining of the capabilities, skills, assets and strengths of the two Venture partners, will lead to a greater synergy, and will provide clear benefits to both partners in the Venture.

                                              MTC Western Europe - Business Plan
                                                                   November 1995

                                II - OBJECTIVES

MTC Western Europe has been formed by the parties to achieve the following strategic objective:

"TO OCCUPY WITHIN THREE YEARS FROM NOW A STRONG, DISTINCT AND RECOGNISED POSITION WITHIN THE EUROPEAN MARKET FOR TELECOMMUNICATION SERVICES - PARTICULARLY WITHIN THE MARKET FOR SMALL AND MEDIUM SIZE BUSINESSES, AND IN THE HIGHER SEGMENT OF THE PRIVATE MARKET, BY SUPPLYING MTC SERVICES AND FACILITIES, POSSIBLY SUPPLEMENTED WITH COMPLEMENTARY PRODUCTS AND SERVICES FROM THIRD PARTIES."

While the above stated strategic objective is clear, it is also general and unspecified. Within the context of MTC's global strategy it is important to elaborate on, and further specify the strategic objective. Before doing so, it is important to understand MTC's global strategy. MTC is committed to develop its global organisation on the bases of a decentralised model. Such a decentralised model is to be accomplished by setting up partnerships with local organisations, in key territories around the world. The definition of a territory within this strategy, may vary from country to country, or region to region. Yet, in general terms a territory has been defined as a homogenous area, from cultural, social, political and economic perspectives. In some instances a territory may be defined as a country, in other instances it may be a group of countries.

The Joint Ventures are extensions of MTC, and enable MTC to operate in foreign markets by providing a real presence, without on the one hand alienating this market and on the other hand loosing control.

The Joint-Ventures will locally manage the selling, marketing and distribution of MTC's services in the territory, thereby providing local support to already existing sales organisations, while simultaneously further developing and expanding the channels of distribution.

MOST IMPORTANTLY, MARKETING STRATEGY WILL BE CO-ORDINATED CENTRALLY, YET LOCALLY, THROUGHOUT EACH JOINT VENTURE TERRITORY, TAKING LOCAL MARKET CONDITIONS INTO CONSIDERATION, WHILE PRESERVING THE PROFESSIONAL IMAGE MTC IS TRYING TO BUILD WORLD WIDE.

Over the past two years MTC has already developed a significant presence in the Western European market, totalling sales of approximately 16 million US$ per annum at present. These sales have been achieved by sub-affiliates, originally appointed by and therefore acting through MTC's US based master affiliates. However, no effective support structure exists to adequately service these sub-affiliates and their customer base. The Joint Venture will fill this gap by providing a local support and service infrastructure.

                                              MTC Western Europe - Business Plan
                                                                   November 1995

                               III - THE MARKET

In The Netherlands the sales of the Dutch PTT constitutes approximately Nlg 11 billion per annum. Approximately one quarter of that volume is generated through international telecommunication, the target market for MTC. The total amount of calling minutes per annum for all outward international calls for the Western European territory, not including the UK, is approximately 13.99 billion. Considering that on average each minute represents approximately Nlg 2,- in revenue, the international calling volume in Dutch Guilders would therefore be approximately 28 billion per annum (or US$ 17,5 billion). This volume is enormous indeed, and provides the relevant background to MTC WE marketing efforts. Projected sales by MTC WE over 1996 of US$ 5.2 million (approximately Nlg 8 million) would constitute a market share of 0,029%, which is marginal in relative terms.

The world-wide market for Call-Hack services was estimated US$ 80 million in 1993, US$ 330 million in 1994, and is expected to grow to approximately US$ one billion within five years. The Call-Back market has been growing, and will continue to grow at an explosive rate.

                               IV - COMPETITION

Presently a detailed market study is being conducted in which the important competitors of MTC are being analysed in terms of respective market share, rates, quality of service, and market positioning. However, based on past studies a great deal of information on the competition has already been obtained. From this information, it appears that within the segment of call back providers, MTC occupies a unique position in the market. The direct competitor in this area is Telegroup Inc., an American company that started its services approximately 5 years ago. Telegroup is rivalling MTC in size and sales volume. However, it is evident that the medium and longer term strategy of MTC is stronger and better developed, with clear competitive advantages. Regarding the present situation, MTC has a clear advantage over Telegroup in terms of :

 .       rates,
 .       quality of lines,
 .       reliability of connections,
 .       capacity
 .       time needed to connect a new client to the system,
 .       response time of the call back system.
 .       availability of reliable dialler systems

In all of these areas MTC has distinct and quantifiable advantages. The main disadvantage of MTC so far, has been the unavailability of discounts on the intra-European calls. These discounts have been available to Telegroup for nearly a year. However, as of August 1995, MTC has introduced competitive discounts on intra-European calls, a service called EuroCall, thereby eliminating this disadvantage. Beside call back services there have been developments in other areas with regard to providing competitive telecommunication rates. These consist of various organisations providing direct dial services, at rates that are significantly lower in comparison to the European national telecommunication providers. Direct dial providers are trying to eliminate the one main disadvantage of the call back system, namely the user-unfriendly additional action of calling, putting down the phone, waiting for the call back, only after which

                                              MTC Western Europe - Business Plan
                                                                   November 1995

time the real call can be initiated. However, the rates of direct dial providers are not as competitive as the rates provided by call back providers. In addition, the direct dial organisations are still dependant on a box, a dialler or rerouter, in order to gain access to the local switch. In addition, depending on the location, a client of such providers may still have to pay local tariffs for calls made from his location to the switch:

However, call back services that take advantage of a computerised dialler, are not at a disadvantage in comparison to the direct dial providers. A computerised dialler, or "Dialler System" handles the entire call back procedure, so that the end user, without virtually any delay, will immediately get access to the MTC external line. In other words, the call back procedure has been made invisible by the Dialler. Without a disadvantage from the viewpoint of user friendliness, the better rates provided by call back providers, constitute a distinct competitive advantage in comparison to direct dial providers. MTC, due to the excellent quality of its services, has been highly successful in implementing dialler systems in various countries.

Direct dial providers are also subject to our market research, and their activities, marketing strategies, market shares, and sales volumes are being analysed. Direct dial providers do pose some threat to MTC, in that they are usually backed by powerful, professional organisations, that may have various and different motivations to gain a market share in the telecommunication market. On the other hand, the size of the market is such, that MTC with its leading technology, and competitive edge in many areas, has every reason to be optimistic.

                       V - MARKETING AND SALES STRATEGY

Considering the enormous size of the telecommunication market in Europe, whereby market share is expressed in fractions of percentages, the objectives of MTC WE are to be accomplished by precision marketing. Precision marketing requires a clear identification of target groups. This can be achieved by hyper-segmentation of the market, and a subsequent identification of the core of each hyper segment. After the core has been identified, marketing efforts must be directed to and focused on this core.

Furthermore, the American product formula and market approach will be translated to a European market approach, on a country by country bases. Among other things this requires translating product documentation into a format understandable to the local market, and billing clients in their local currencies.

Due to the size of the market, several marketing and sales strategies will be used simultaneously, such as direct marketing, dealer marketing and strategic partnerships. In addition, the MLM channels will be utilised, although operating under a different name (M-Net). Due to the massive size of the market, these various channels will not conflict, but rather reinforce each other. Key objective is to expand sales and increase market share as quickly as possible.

The above are general guidelines for the development of the marketing and sales strategy for MTC Western Europe.

More specifically, on the operational side, marketing and sales strategy will Consist of the following five items:

1) to engage in direct sales and marketing to end-users throughout the territory,
2) finding and training new and qualified master and/or sub-affiliates (dealers) in each country

                                              MTC Western Europe - Business Plan
                                                                   November 1995

3) providing support to existing master and sub-affiliates, as well as the M-Net organisation, the Multi Level Marketing branch of MTC world-wide.
4) to enter into strategic partnerships and JOINT-VENTURES, whenever warranted
5) to develop, co-ordinate and implement a European strategy for advertisement, promotion and PR

1)      TO ENGAGE IN DIRECT SALES TO BOTH PRIVATE AND CORPORATE END-USERS
        -----------------------------------------------------------------

        In view of existing sales operations as developed by Atlantic Telecom, direct sales to end users should be continued and vastly expanded under the name of MTC Telecom. Direct sales is most important, since recent investigations in marketing and sales strategies have indicated that MTC Services and Products are ideally suited for direct sales, for two reasons:

        a. Because of its digital nature, most of the Services can be delivered directly and instantaneously to the end-user, across any boundaries
        b. The Services :can easily be communicated to end-users by the mass media

        Direct sales and marketing will offer five major advantages:

        1.      Direct and substantial recruitment of new customers
        2.      Simultaneous creation of brand awareness
        3. Inclusion of affiliates in the sales process by providing referrals
        4.      Cost effective method of distribution
        5. a direct relationship with end users will result in direct contact with and better control and feed back from the market.

2)      FINDING AND TRAINING NEW AND QUALIFIED MASTER AND/OR SUB-AFFILIATES IN
        ----------------------------------------------------------------------
        EACH COUNTRY
        ------------

        MTC WE will spend a great deal of effort in identifying master affiliates for each country. The profile of a master affiliate can be described as follows:
        a. professional organisation, already active in the telecommunications business with a good track record and reputation
        b.      in possession of a significant customer base
        c. ability to sell services, as well as telecommunication hardware; in other words an organisation with a culture compatible to MTC's services
        d.      willing to invest in training, promotion and advertisement
        e.      financially sound

        All of the support services as described under point 1.2 Will also be extended to the newly appointed affiliates.

 3)       PROVIDING SUPPORT TO EXISTING MASTER AND SUB-AFFILIATES, AS WELL AS
          -------------------------------------------------------------------
          THE M-NET ORGANISATION
          ----------------------

3.1 It is not the intention of MTC WE to compete with existing distribution channels. To the contrary, one of the key functions of the Venture is to provide support to existing channels, and to be SEEN to be providing support. In other words, existing affiliates must be made aware of MTC WE as an organisation that has been created to serve their interest, and to assist them in doing a better job of selling and marketing MTC products and services in Western Europe.

                                              MTC Western Europe - Business Plan
                                                                   November 1995

        In view of this consideration, MTC WE must be introduced carefully to existing affiliates, taking into consideration sensitivities. The introduction will effectively take place in two stages, namely
        1. the introduction and presentation of the Joint Venture, followed by a transitional period, and
        2. consolidation, whereby clear operational guidelines are established and agreed upon between MTC WE and the European affiliates

        The second phase will be achieved by a careful management of the first phase, m which it is emphasised that MTC WE is there to serve, and not to compete. Affiliates must be convinced on the bases of practical experience, that the relationship with MTC WE is a win-win relationship. The development of the two phases must be a natural evolution.

        Phase one should start immediately after the formal incorporation of the Joint Venture, phase two should take place within three to six months thereafter.

3.2     Support to existing affiliates will consist of :
        a.      A European multilingual Call Centre, based in Amsterdam, to provide customer support throughout the territory
        b.      National support centres for training and supporting master affiliates and their sub-affiliates, on a country by COUNTRY bases
        c. National support centres for training and supporting the M-Net organisation and its representatives
        d.      Customised and variable billing in local currencies
        e. ESA support for connecting customers and processing applications for MTC services
        f. Providing additional marketing tools based on information generated by the customer data base, such as selective mailings, telemarketing etc.
        g. Co-ordination and development of promotion, advertisement and PR on a country by country bases, throughout the territory

4.      TO ENTER INTO STRATEGIC PARTNERSHIPS AND JOINT-VENTURES, WHENEVER
        -----------------------------------------------------------------
        WARRANTED
        ---------

        While MTC WE is the primary Joint-Venture in the Territory, in case it or MTC identifies a third party in the Territory that:

        a.        occupies strategic positions and has substantial market share in the telecommunication industry in the Territory
        b.        is interested, and is capable in a significant way to market, sell and distribute the Services
        c. whose businesses is compatible with MTC's business and global strategy
        d. is willing to make substantial investments, with a minimum of US$ 1.000.000 in marketing and sales efforts in parts of the Territory

        MTC WE and MTC USA together may enter into a secondary Joint-Venture agreement with such a Party. The objective is that such a secondary Joint-Venture will accelerate market penetration in a significant way.

5.      TO DEVELOP, CO-ORDINATE AND IMPLEMENT A EUROPEAN STRATEGY FOR
        -------------------------------------------------------------
        ADVERTISEMENT, PROMOTION AND PR
        -------------------------------

        In order to promote MTC as a professional and sophisticated provider of telecommunications services, an advertisement and promotional campaign will be launched throughout the territory of the

                                              MTC Western Europe - Business Plan
                                                                   November 1995

        Venture. Such a campaign will have a European ring to it, but will be adjusted to local and national cultures, habits and customs.

                       VI - STRENGTHS AND OPPORTUNITIES

        The strength of MTC lies within its advanced technology and competitive pricing. The opportunity within the European market place is evident due to the present high pricing structures set by the national telecommunication monopolies. Their ability to reduce prices, considering the fact that international telecommunications are their main source of profit, is severely restricted by inflexible social and political structures, and the undesirable prospect of having to lay off people. The longer term opportunity consist of building upon the customer base, and then upgrade this customer base and expand the range of Value Added Services.

                         VII - WEAKNESSES AND THREATS

Ultimately the greatest threat will come from the major European carriers, who will eventually lower their prices in order to become more competitive. This will happen ahead of the official deadline for deregulation, which is January 1, 1998. MTC will have to retain a competitive pricing edge of approximately 20% to 25% in comparison to the local PTT's, which percentage is seen by industry specialists as a critical margin. Furthermore MTC will have to be able to upgrade its services to its customers, and move them over to more advanced services, featuring direct dial, as well as other Value Added Services.

An immediate threat is the possibility of technological problems, such as inferior quality of lines, unavailability of lines, incorrect billing. Although intercontinental calls are relatively trouble free, till today EuroCall is still problematic.

                      VIII - ORGANISATION AND OPERATIONS

MTC WE will have three main departments within its organisational structure, which reflect the key functions and objectives of the organisation:

1.      MARKETING & SALES
        This department will provide the following functions:
        a.   recruitment of master and/or sub-affiliates
        b.   affiliate support and training
        c.   customer support
        d.   direct sales
        e.   maintenance of a customer database
        f.   Billing
        g.   Advertisement and promotion

        Most of the functions of this department will be decentralised. i.e. they will be implemented locally within the relevant country or area. However, part of the support functions, billing and direct sales

                                              MTC Western Europe - Business Plan
                                                                   November 1995

        will be conducted centrally. For customer support a "Call Centre" will be set up centrally in Amsterdam, with a multilingual staff. The Call Centre can be accessed through toll free numbers in each country.

2.      OPERATIONS
        The department of Operations will be responsible for the "delivery" of the products and services to the customers, and will include the following functions:
        a.   technical support,
        b. close liaison with suppliers (primarily MTC in California), or future capacity suppliers with whom MTC has entered into strategic alliances
        c.   input into customer and affiliate support functions
        d.   connecting customers to MTC services via ESA input
        f.   input into customer administration and data base

3.      FINANCE AND ADMINISTRATION
        The Finance and Administration department will be responsible for all accounting and basic administrative functions of the Venture, including:
        a. Preparing periodical reports, such as P&L accounts, balance sheets and relevant management information
        b.   Management of Accounts receivables
        c.   Banking and management of cash flows

The Accounting and Operations departments will be predominantly centralised departments, operating out of the Amsterdam head office, whereas the Sales and Marketing department will be largely decentralised. In view of the core business of the Venture, the Sales and Marketing department will play an eminently important role within the entire organisational structure.

                                  IX - STAFF

The executive board of MTC WE will consist of three executive directors (see attached diagram), namely a Managing Director, a Director Operations, and a Director Marketing arid Sales. The Managing Director will be directly responsible for Finance and Administration. At a later stage the executive board can be expanded to include a Director of Finance and Administration.

As such the following positions will be occupied:
   1.  Managing Director:                              Mr. Henk J. Keilman
       (Including Finance and Administration)
   2.  Director Operations:                            Mr. Jan Peter Kastelein
       (Including Training and Human resources)
   3.  Director Marketing and Sales:  Vacant
   4.  Manager Marketing and Sales:                    Mr. Pieter Strijder
   5.  Accounting:                                     Mr. Patrick Voorman
   6.  Personal Assistant to Henk J. Keilman
       and sales support:                              Ms. Maltie Ramlal
   7.  Automation and Software Development:            Mr. Rob Geleyn
   8.  System Support (internal automation):           Mr. Stephan Olivier
   9.  Office Manager including Affiliate Support:     Mrs. Ine van Daalen

                                              MTC Western Europe - Business Plan
                                                                   November 1995

   10  Administration:                                 Ms. Cynthia Talen
   11  Affiliate Support:                              Mrs. Dini van Guldener
   12  Direct Sales:                                   Mr. Simon Heijkoop
   13  Benelux Marketing & Sales:                      Mr. Henk J. Keilman
                                                       Mr. Jan Peter Kastelein
   14  Germany Marketing & Sales:                      Mr. Frans Verhoeven
                                                       Mr. Hans Lodewichs
   15  France Marketing & Sales:                       Mr. Joe Claessens

 .       Accounting will include Cash Management and Receivables Management at first

 .       Technical Support, Network Management, Co-ordination Network Suppliers and Co ordination hardware suppliers will be combined at first. This position is vacant, to be filled within a month.

 .       Marketing and Sales Director: Vacancy, to be filled immediately, will be co-managed by Jan Peter Kastelein and Henk J. Keilman in the interim, with assistance of Mr. Pieter Strijder. Marketing and Sales Director will also manage directly PR' Advertisement and Promotion.

 .       Management of Affiliate Support and After Sales & Customer support will be combined at first. This position is vacant, to be filled immediately.

 .       Total staff requirements at start: 17 employees, of which 9 will be on the payroll of the Joint venture, and 8 will be working on either a commission bases, or on contract bases. In view of labour laws in Europe and Holland, it is advisable to employ a portion of staff on a contract and/or commission bases.

 .       presently available 13 staff members, four vacancies need to be filled almost immediately

                                              MTC Western Europe - Business Plan
                                                                   November 1995

                        X - SALES FORECASTS AND BUDGET

      The present objective of achieving US$ 38 million sales in 1996, and US$ 76 million sales in 1997 is ambitious yet realistic, in view of market opportunities. Results that have been achieved up until the present, as well as the data obtained from our market research, justify the above objectives, and their subsequent organisational and financial commitments. However, these projected results are subject to the fact that the potential weaknesses and threats, as outlined above, are largely contained. A detailed analyses of sales and cash flow projections is presented in separate documents. A summary of these projections, expressed in US$ are shown below.


ALL AMOUNTS IN US$                  1995          1996         1997         1998
Existing Sales                   16,000,000    16,000,000   16,000,000    16,000,000
Increase existing Sales           1,600,000    17,680,641   47,113,723    94,449,015
New Sales                           279,000     5,075,000   13,513,184    35,981,504
TOTAL SALES                      17,879,000    38,755,641   76,626,906   146,430,518

Gross Margin                         43,780     1,116,500    2,972,900     7,915,931
Commission Dealers                   15,130       502,500    1,351,318     4,317,780
Net Margin                           28,650       614,000    1,621,582     3,598,150
Net Margin from existing sales       28,800       690,419    1,858,123     4,922,451
TOTAL NET MARGIN                     57,450     1,304,419    3,479,705     8,520,601

Expenses                            219,219       790,275    1,418,015     1,943,064
Result before tax                  (161,769)      514,144    2,061,690     6,577,537
Taxes                                                          309,253       986,631
NET RESULT                         (161,769)      514,144    1,752,436     5,590,906


AS MENTIONED BEFORE, THE ABOVE PROJECTIONS WILL HAVE TO BE ADJUSTED ON A REGULAR
                                     BASES.

                                              MTC Western Europe - Business Plan
                                                                   November 1995

                                XI - CONCLUSION

In view of the strong technological position of MTC in the market, and the enormous market opportunities in Europe, we are most confident that MTC WE will be successful in realising its strategic objectives, and to create a strong presence within the European telecommunication market. Present level of sales within Europe demonstrate the potential, and the added support, sales and marketing infrastructure should greatly enhance this potential. Other markets in which MTC has expanded its services, such as the Japanese market are a significant case in point, and show the vitality and attractiveness of its products and services, and their high potential for success.

                                   EXHIBIT D



                                   LITIGATION
                                   ----------

The undersigned, Mr. ABRAHAM ZEEGERS, born in Amsterdam on March 15, 1949, residing and practicing civil law in Amsterdam, herewith declares:

HENDRIK JOHANNES KEILMAN, born in Hoofddorp, The Netherlands, on October 7, 1953 and holder of a passport of The Kingdom of the Netherlands, number E 447360 and:

JAN-PETER KASTELEIN, born in Wissenkerke, The Netherlands, on April 12, 1969 and holder of a passport of The Kingdom of the Netherlands, number N 04018263.

are known to him as his clients, are gentlemen of good reputation and financial standing, have never been involved in bankruptcy and are not subject to any litigation or financial claims.

Amsterdam, December 29, 1995



Mr. A. Zeegers (esq.)

                                   EXHIBIT E



                        PARTNERSHIPS AND JOINT VENTURES
                        -------------------------------

                                   EXHIBIT E
                                   ---------



Henk J. Keilman is owner of Holland Trust and Holland Trust related subsidiaries and Holding Companies. In addition, in his capacity as trustee, he is also involved in other partnerships and positions of directorship, the nature of which he can not disclose for confidentiality reasons in relation to clients of the trust company.